Exhibit 99.1

Contact:

Randi Baldwin
Vice President Communications & Marketing
American Medical Alert Corporation
(516) 536-5850

AMERICAN MEDICAL ALERT CORPORATION REPORTS STRONG FOURTH QUARTER AND YEAR END 2005 RESULTS

Company realizes significant expansion in service revenue
through acquisitions and organic growth

OCEANSIDE, New York. - March 30, 2006 - American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the fourth quarter and year ended December 31, 2005.

Revenues for the fourth quarter of 2005, consisting primarily of monthly recurring revenues (MRR), increased 29.4% to $6,286,496 as compared to $4,857,890 for the same period in 2004. Fourth quarter net income was $227,255, or $0.02 per diluted share, as compared to a net loss of $199,526, or ($0.02) per diluted share for fourth quarter of 2004.

Revenues for the year ended December 31, 2005 increased 17.4% to $22,447,642, as compared to $19,128,003 for the same period in 2004. Net income was $932,436 or $0.10 per diluted share as compared to a net income of $410,606 or $0.05 per diluted share for the previous year.
Cash flow from operations in 2005 increased to $4,195,759 as compared to $4,025,504 in the previous year. The Company ended the year with a cash balance of $2,638,984 and had working capital of $3,847,997 as of December 31, 2005.

As a result of its expanded revenue growth, primarily derived from its TBCS segment, the Company is pleased to report it exceeded its revenue forecast for 2005. Throughout 2005, the Company realized growth in each of its primary operating segments. The health and safety monitoring services (HSMS) unit executed two key agreements with McKesson Corporation to provide remote patient monitoring technology for its Mississippi Medicare Health Support program and most recently launched the co-marketing program for the exclusive distribution of AMAC’s PERS and 24/7 monitoring services as a complement to McKesson’s telehealth product offering. Further, the Company continued to realize noteworthy growth from increased subscriber utilization of PERS through its national provider network. During 2005, the telephony based communication services (“TBCS”) unit experienced unprecedented expansion; acquiring three strategic TBCS companies encompassing five communication centers. Concurrently, this segment continues to experience impressive organic growth as a result of the success of its recently developed daytime service offering. With the TBCS acquisitions, including its latest in March 2006, combined with its organic growth, the Company is generating an annual run rate in the TBCS segment of more than $15.0 million in revenue versus approximately $7.5 million reported in 2005.

As part of its long-term business expansion strategy, the Company invested in additional personnel in the TBCS segment to prepare for a significant contract for its daytime service offering, which commenced in January 2006. In addition to this expansion, the Company accelerated the exchange program of certain PERS equipment. Although these investments caused a moderate shortfall from its earnings forecast, the Company believes it will be beneficial to the ongoing operations.

Howard M. Siegel, AMAC’s chief executive officer, commented, “We are pleased with the results for 2005, particularly as it relates to the traction we have made in our revenue base. We view the upcoming year with optimism -- our continued pursuit towards greater operational efficiencies and momentum allows us to further accelerate our business strategies in our primary operating segments. We anticipate additional growth in our primary segments in 2006, with organic growth and additional acquisitions in the TBCS segment, while additional health management products and service offerings in the HSMS segment are planned for rollout within next twelve months.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, Answer Connecticut, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the year ended and three months ended December 31, 2005 and 2004 and balance sheets as of December 31, 2005 and 2004 are attached.

SELECTED FINANCIAL DATA

	Year Ended		Three Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004

Revenues	$22,447,642	$19,128,003	$6,286,496		$4,857,890

Net Income (loss)	$932,436	$410,606	$227,255		$(199,526)

Net Income per Share
Basic	$0.11	$0.05	$0.03	$	(0.02)
Diluted	$0.10	$0.05	$0.02	$	(0.02)

Basic Weighted Average
Shares Outstanding	8,452,435	7,903,267	8,698,794		8,024,195

Diluted Weighted Average
Shares Outstanding	9,124,905	8,478,824	9,296,921		8,637,475

CONDENSED BALANCE SHEET

	December 31,	December 31,
	2005	2004

ASSETS

Current Assets	$8,343,781	$8,177,928
Fixed Assets - Net	7,810,658	7,046,925
Other Assets	10,440,897	4,276,163

Total Assets	$26,595,336	$19,501,016

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$4,495,784	$2,335,701
Deferred Income Tax	971,000	961,000
Long-term Debt	2,429,396	496,444
Long-term Capital Lease	-	24,458
Other Liabilities	315,230	405,514

Total Liabilities	$8,211,410	$4,223,117

Stockholders' Equity	18,383,926	15,277,899

Total Liabilities and Stockholders' Equity	$26,595,336	$19,501,016

###